Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Number 333-176765 on Form S-3 of our report dated March 28, 2012 relating to the statements of financial condition of United States Commodity Funds LLC and Subsidiaries as of December 31, 2011 and 2010 appearing in this Current Report on Form 8-K of the United States Oil Fund, LP.

/s/ Spicer Jeffries LLP

Greenwood Village, Colorado

March 28, 2012